CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Claire S. Bean and Kathleen P. Sawyer, acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Benjamin Franklin Bancorp, Inc. The authority of Claire S. Bean and Kathleen P. Sawyer under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Benjamin Franklin Bancorp, Inc., unless earlier revoked in writing. The undersigned acknowledges that Claire S. Bean and Kathleen P. Sawyer are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  April 5, 2005


                                           /s/ Neil E. Todreas
                                           Neil E. Todreas